Exhibit 99.2

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE ANNOUNCES CONTINUATION OF

CAPITAL RETURN PROGRAM

Board of Directors Declares Quarterly Dividend

Secaucus, New Jersey – May 22, 2014 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced that its Board of Directors has declared a quarterly dividend.

Jane Elfers, President and Chief Executive Officer, commented, “The continuation of the quarterly dividend instituted for the first time in the Company’s history in March is a further reflection of our confidence in our ability to execute on our growth strategies and our continuing commitment to return excess capital to shareholders. The Children’s Place has a profitable business model which generates strong cash flow. Over the past five years, we have returned over $430 million to shareholders through share repurchases.”

The Board declared a quarterly cash dividend of $0.1325 per share to be paid July 17, 2014 to shareholders of record at the close of business on June 27, 2014. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Company’s Board of Directors based on a number of factors, including business and market conditions, the Company’s future financial performance and other investment priorities.

About The Children’s Place Retail Stores, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of May 3, 2014, the Company operated 1,106 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 48 International stores open and operated by its franchise partners.

Forward Looking Statements

This press release may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding store openings and adjusted net income per diluted share. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 1, 2014. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the continued weakness in the economy or by other factors such as increases in the cost of gasoline and food, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Investor Relations, (201) 558-2400 extension 14500

###